Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2017 Financial Results

Fifth Quarter of Record Performance

HAYWARD, Calif., April 26, 2017 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter ended March 31, 2017.

“Disciplined and focused execution by the UCT team enabled us to outperform for the fifth consecutive quarter,” said Jim Scholhamer, President and CEO. “During this period of extraordinary semiconductor equipment demand, we have consistently responded and quickly ramped our operations, allowing us to meet our customers’ needs and be a vital contributor to their success. We continue to increase UCT’s presence on our customers’ product platforms and are expanding our opportunities for future growth.”

GAAP Financial Results

Total revenue for the first quarter of 2017 was $204.6 million, an increase of 17.2% compared to the fourth quarter of 2016 and 82.3% compared to the same period a year ago. Semiconductor revenue increased 22.4% compared to the fourth quarter of 2016 and 80.4% compared to the same period a year ago. Total revenue from outside the U.S. rose 17.7% sequentially and 115.0% compared to the same period a year ago. Gross margin for the first quarter of 2017 was 18.3% compared to 17.0% for the prior quarter and 13.0% for the same period a year ago. Net income for the first quarter was $14.3 million, or $0.43 and $0.42 per basic and diluted share compared to net income of $10.0 million, or $0.30 per basic and diluted share in the previous quarter, and net loss of $3.2 million, or $0.10 per basic and diluted share for the same period a year ago.

Net cash for the first quarter 2017 increased $6.1 million compared to the fourth quarter of 2016. Cash and cash equivalents were $54.9 million, an increase of $2.5 million compared to the fourth quarter of 2016. Outstanding debt was $64.2 million, a decrease of $3.6 million compared to the fourth quarter of 2016.

Non-GAAP Financial Results

Non-GAAP net income for the first quarter of 2017 was $15.9 million or $0.47 per diluted share. Non-GAAP net income and non-GAAP net income per diluted share exclude (i) pre-tax charges of $1.2 million for intangible assets amortization, offset by the corresponding increase in tax expense from these items of approximately $0.3 million, and (ii) $0.6 million of income tax expense related to income tax valuation allowances. This compares to fourth quarter non-GAAP net income and non-GAAP net income per diluted share of $12.0 million and $0.36 respectively, and non-GAAP net loss of $0.1 million and non-GAAP breakeven for the first quarter of 2016.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Second Quarter 2017 Outlook

The Company expects revenue to be between $210.0 million to $220.0 million and GAAP diluted net income per share to be in the range of $0.46 to $0.52. The Company expects non-GAAP net income per diluted share to be in the range of $0.49 to $0.55.

Conference Call

UCT will conduct a conference call today, Wednesday, April 26, 2017, beginning at 1:45 p.m. PDT.

The call-in number is (844) 826-3034 (domestic) and (412) 317-5179 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10105232 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release. A reconciliation of our guidance for non-GAAP net income per diluted share for the first quarter of 2017 is not available due to fluctuations in the geographic mix of our earnings from quarter to quarter, which impacts our tax rate and cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and we are unable to determine the probable significance of the unavailable information.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “outlook”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and with respect to our second quarter 2017 outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2016 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Sheri Brumm

UCT Senior VP Finance, CFO

510-576-4705

Annie Leschin

Investor Relations

415-775-1788

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended
	March 31,	March 25,
	2017	2016

Sales	$204,594	$112,229
Cost of goods sold	167,099	97,659
Gross profit	37,495	14,570

Operating expenses:
Research and development	2,906	2,276
Sales and marketing	3,051	2,933
General and administrative	11,765	10,059
Total operating expenses	17,722	15,268
Income (loss) from operations	19,773	(698)
Interest and other income (expense), net	(938)	(1,091)
Income (loss) before provision for income taxes	18,835	(1,789)
Income tax provision	4,494	1,450
Net income (loss)	$14,341	$(3,239)

Net income (loss) per share:
Basic	$0.43	$(0.10)
Diluted	$0.42	$(0.10)
Shares used in computing net income (loss) per share:
Basic	33,061	32,309
Diluted	33,865	32,309

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31,	December 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$54,935	$52,465
Accounts receivable, net of allowance	94,848	74,663
Inventory	123,037	103,861
Other current assets	6,221	6,461
Total current assets	279,041	237,450

Equipment and leasehold improvements, net	20,929	18,858
Goodwill	85,248	85,248
Purchased intangibles, net	35,793	37,024
Deferred tax asset, net	1,262	1,355
Other non-current assets	1,007	762
Total assets	$423,280	$380,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$16,108	$16,819
Accounts payable	95,522	71,189
Other current liabilities	19,502	13,053
Total current liabilities	131,132	101,061

Bank borrowings, net of current portion	48,056	50,931
Deferred tax liability	9,766	9,917
Other long-term liabilities	2,553	2,657
Total liabilities	191,507	164,566

Stockholders’ equity:
Common stock	179,660	178,477
Retained earnings	52,378	38,037
Accumulated other comprehensive income (loss)	(265)	(383)
Total stockholders’ equity	231,773	216,131
Total liabilities and stockholders’ equity	$423,280	$380,697

ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Three Months Ended
	March 31,	March 25,	December 30,
	2017	2016	2016
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income (loss) on a GAAP basis	$ 14,341	$ (3,239)	$ 9,953
Amortization of intangible assets (1)	1,231	1,440	1,439
Restructuring charges (2)	-	177	109
Impairment of "held for sale" assets (3)	-	-	666
Termination of contractual obligation (4)	-	-	438
Income tax effect of non-GAAP adjustments (5)	(256)	(385)	(549)
Income tax effect of valuation allowance (6)	576	1,876	(49)
Non-GAAP net income (loss)	$ 15,892	$ (131)	$ 12,007

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income (loss) from operations on a GAAP basis	$ 19,773	$ (698)	$ 12,670
Amortization of intangible assets (1)	1,231	1,440	1,439
Restructuring charges (2)	-	177	109
Impairment of "held for sale" assets (3)	-	-	666
Termination of contractual obligation (4)	-	-	438
Non-GAAP income from operations	$ 21,004	$ 919	$ 15,322

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin (loss) on a GAAP basis	9.7%	(0.6%)	7.3%
Amortization of intangible assets (1)	0.6%	1.3%	0.8%
Restructuring charges (2)	0.0%	0.2%	0.1%
Impairment of "held for sale" assets (3)	0.0%	0.0%	0.4%
Termination of contractual obligation (4)	0.0%	0.0%	0.2%
Non-GAAP operating margin	10.3%	0.9%	8.8%

Reconciliation of GAAP Gross profit to Non-GAAP Gross profit (in thousands)
Reported gross profit on a GAAP basis	$ 37,495	$ 14,570	$ 29,701
Impairment of "held for sale"assets (3)	-	-	636
Non-GAAP gross profit	$ 37,495	$ 14,570	$ 30,337

Reconciliation of GAAP Gross margin to Non-GAAP Gross margin
Reported gross margin on a GAAP basis	18.3%	13.0%	17.0%
Impairment of "held for sale"assets (3)	0.0%	0.0%	0.4%
Non-GAAP gross margin	18.3%	13.0%	17.4%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex
2	Adjustment to previous restructuring reserve related to the abandonment of one of the Company's facilities
3	Impairment of assets classified as "held for sale" related to our 3D printing business in Singapore
4	Amount paid related to the termination of a long-term contractual obligation related to our 3D printing business in Singapore
5	Tax effect of items (1) through (4) above based on the non-gaap tax rate shown below
6	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended
	March 31,	March 25,	December 30,
	2017	2016	2016
Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income (loss) on a GAAP basis	$ 0.42	$ (0.10)	$ 0.30
Amortization of intangible assets	0.04	0.04	0.04
Restructuring charges	-	0.01	-
Impairment of "held for sale" equipment	-	-	0.02
Termination of contractual obligation	-	-	0.01
Income tax effect of non-GAAP adjustments	(0.01)	(0.01)	(0.01)
Income tax effect of valuation allowance	0.02	0.06	-
Non-GAAP net income	$ 0.47	$ -	$ 0.36
Weighted average number of diluted shares (thousands)	33,865	32,309	33,526

ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE

	Three Months Ended
	March 31,	March 25,	December 30,
	2017	2016	2016
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$ 4,494	$ 1,450	$ 2,536
Income tax effect of non-GAAP adjustments (1)	256	385	549
Income tax effect of valuation allowance (2)	(576)	(1,876)	49
Non-GAAP provision for income taxes	$ 4,174	$ (41)	$ 3,134

Income before income taxes on a GAAP basis	$ 18,835	$ (1,789)	$ 12,489
Amortization of intangible assets	1,231	1,440	1,439
Restructuring charges	-	177	109
Impairment of "held for sale" assets	-	-	666
Termination of a long-term contractual obligation	-	-	438
Non-GAAP income before income taxes	$ 20,066	$ (172)	$ 15,141

Effective income tax rate on a GAAP basis	23.9%	(81.1%)	20.3%
Non-GAAP effective income tax rate	20.8%	23.8%	20.7%

1	Tax effect of items (1) through (4) above based on the non-gaap tax rate
2	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.